EXHIBIT 23.1

CONSENT OF MOSS ADAMS LLP, INDEPENDENT AUDITOR OF AVID HEALTH, INC.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-152139, 333-127019, 333-112544, 333-112545, 333-112546, 333-112547 and 333-107364, and Form S-3 No. 333-166762) of Church & Dwight Co., Inc. and Subsidiaries of our report dated December 7, 2012, relating to the consolidated financial statements of Avid Health, Inc. and Subsidiaries as of December 31, 2011, and for the year then ended, which report is included in this current report on Form 8-K/A.

/s/ Moss Adams LLP

Portland, Oregon

December 7, 2012